EXHIBIT 2.1

EXECUTION COPY

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of September 6, 2022 (the “Execution Date”), by and between Cardurion Pharmaceuticals, Inc., a Delaware corporation (“Cardurion”) and Imara Inc., a Delaware corporation (“Imara”). Cardurion and Imara are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Imara and H. Lundbeck A/S (“Lundbeck”) are parties to that certain Exclusive License Agreement dated as of April 11, 2016, as amended by amendments dated July 21, 2016, October 9, 2017 and April 29, 2022 (as so amended, the “License Agreement”) pursuant to which Lundbeck granted Imara a license to research, develop, make, use, and commercialize certain PDE9 inhibitors and backups thereto; and

WHEREAS, the Parties and Lundbeck have agreed to a transaction pursuant to which (a) Lundbeck and Imara are executing amendments to the License Agreement concurrently with the execution of this Agreement, as set forth in the License Agreement Amendment (as defined below) reflecting such amended terms (as so amended, the “Amended License Agreement”); (b) Imara has agreed to assign to Cardurion all of Imara’s rights and obligations, and Cardurion will assume all of Imara’s rights and obligations, under the Amended License Agreement, except for certain Excluded Liabilities (as defined below), in accordance with the terms set forth herein; (c) Imara has agreed to assign and/or transfer to Cardurion certain Purchased Assets (as defined below); and (d) Imara has agreed to grant Cardurion an exclusive license under the Licensed Patent Rights and Licensed Know-How (as defined below) to the extent necessary or useful to Exploit Licensed Compounds in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following defined terms shall have the meanings specified below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4.3.

“Acquisition Proposal” means any proposal, indication of interest or offer from any Person or group of Persons, other than Cardurion or any of its Affiliates, relating to (a) any direct or indirect acquisition or purchase of any of the Purchased Assets; and (b) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of fifteen percent (15%) or more of any class of equity or voting securities of Imara (including by tender offer, exchange offer, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions); provided that, such proposal, indication of interest or offer shall not be an Acquisition Proposal if Imara’s obligations with respect to such acquisition or issuance would not adversely affect Imara’s ability to perform Imara’s obligations under this Agreement and/or consummate the transactions contemplated by this Agreement.

“Advancement Criteria” means, with respect to the [**], the advancement criteria to be used for the [**]. For clarity, the Advancement Criteria will be disclosed by Cardurion to independent outside counsel designated by Imara (“Independent Counsel”) immediately prior to the Closing Date pursuant to the terms of the confidentiality agreement to be mutually agreed and executed by Cardurion and such Independent Counsel (the “Outside Counsel CDA”).

“Adverse Recommendation Change” has the meaning set forth in Section 6.4.5.

“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights or obligations under this Agreement by reason of being an Affiliate of such Party.

“Agreement” has the meaning set forth in the Preamble.

“Amended License Agreement” has the meaning set forth in the recitals.

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Patent Assignment Agreement and the Amended License Agreement.

“Anti-Corruption Laws” means any local and foreign anti-corruption Laws, including the provisions of the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010, as amended.

“Assigned Contracts” means (a) the Amended License Agreement and (b) each of the Contracts listed on Part 3 of Schedule A attached hereto, solely to the extent requested and accepted by Cardurion.

“Assigned Know-How” means all Know-How that is owned by Imara on the Closing Date that is (a) related to the Imara PDE9 Program or (b) necessary or useful for the Exploitation of Licensed Compounds or any other PDE9 inhibitor. The Assigned Know-How includes without limitation the Know-How described on Part 2 of Schedule A attached hereto.

“Assigned Patent Rights” means (a) the patents and patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) listed on Part 1 of Schedule A attached hereto and (b) all patent applications claiming priority to the same and all patents issuing therefrom, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, revivals, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing, including copies or samples of relevant documentation, materials and other embodiments of such patents and patent applications.

“Assigned Technology” means, collectively, the Assigned Patent Rights and the Assigned Know-How.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached hereto as Exhibit C.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bankruptcy Event” means the occurrence of any of the following: (a) Imara shall commence any case, proceeding or other action under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, relief of debtors or the like, seeking to have an order for relief entered with respect to Imara or seeking to adjudicate it bankrupt or insolvent or seeking other relief with respect to its debts; provided, that, no Bankruptcy Event shall result from any dissolution or other liquidation of Imara at such time as Imara is solvent or any action taken in connection therewith, including, without limitation, winding up its affairs, making any distribution of Imara or its assets or any other action taken in connection therewith; provided, further, that such dissolution, liquidation or other action shall not allow for any other Person to seek to recapture, modify, avoid or in any other manner challenge the transactions contemplated in this Agreement (such dissolution, liquidation or any actions taken in connection therewith, collectively, the “Permitted Dissolution Actions”); (b) Imara shall make a general assignment for the benefit of its respective creditors; (c) there shall be commenced against Imara any case, proceeding or other action of a nature referred to in clause (a) above which remains undismissed, or undischarged for a period of [**]; (d) there shall be commenced against Imara any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or any portion of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within [**] from the entry thereof; or (e) Imara shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above (excluding, for the avoidance of doubt, the Permitted Dissolution Actions).

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in Boston, Massachusetts are authorized or obligated by Law to close.

“Cardurion” has the meaning set forth in the Preamble.

“Cardurion Indemnified Parties” has the meaning set forth in Section 9.4.

“[**]” would mean [**].

“[**]” means [**].

“Clearance Date” has the meaning set forth in Section 6.2.1.

“Competing Acquisition Agreement” has the meaning set forth in Section 6.4.5.

“Competitive Program” has the meaning set forth in Section 2.7.7.

“Confidential Information” means all information disclosed or provided by, or on behalf of, a Party to the other Party or to any of the other Party’s Affiliates or any of their respective Representatives (as defined below) pursuant to or in connection with this Agreement; provided, that, none of the foregoing shall be Confidential Information if the other Party is able to demonstrate by credible written documentation that: (a) as of the date of disclosure, it is known to the other Party or its Affiliates, other than by virtue of a prior confidential disclosure to such other Party in violation of the terms of this Agreement; (b) as of the date of disclosure, it is in the public domain or it subsequently enters the public domain other than through a breach by the other Party or its Affiliates of a contractual obligation; (c) it is obtained by the other Party or its Affiliates from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party or its Affiliates; or (d) it is independently developed by or for the other Party or its Affiliates without reference to or use of any Confidential Information of the disclosing Party or its Affiliates. For clarity, subject to (a) through (d) above, (i) all information disclosed or provided by, or on behalf of, Imara to Cardurion related to or arising out of the Purchased Assets or the Imara PDE9 Program shall be Confidential Information of Cardurion from and after the Closing Date, (ii) all information disclosed or provided by, or on behalf of, Imara to Cardurion that is not related to or arising out of the Purchased Assets or the Imara PDE9 Program shall be Confidential Information of Imara; and (iii) all data, results and all other Know-How arising from the conduct by or on behalf of Cardurion of any development or commercialization activities under this Agreement, any of the Ancillary Agreements or any Assigned Contract on and after the Closing Date, including, without limitation, all non-public information contained in any of the Regulatory Filings or Marketing Authorizations relating to the Purchased Assets and the Licensed Products shall be Confidential Information of Cardurion.

“Contracts” means any and all binding commitments, contracts, purchase orders, licenses, or other agreements, whether written or oral.

“Control” means, with respect to any Know-How, Patent Rights or Inventory, the possession by a Party of the right to transfer or grant a license, sublicense or other rights to such Know-How or Patent Rights, or transfer such Inventory, as provided herein, without violating the terms of any agreement or arrangement with, infringing the Patent Rights of, or misappropriating the proprietary or trade secret information of, any Third Party and without violating any applicable Law.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Dollar” means United States dollar, and “$” shall be interpreted accordingly.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“EMA” means the European Medicines Agency and any successor entity or authority thereto.

“Encumbrance” means any encumbrance, claim, mortgage, pledge, assessment, security interest, option, license, right of first refusal or preemptive right, hypothecation, equitable interest, preference, right of possession, deed of trust, lease, lien, levy, restriction on transferability, defect in title, charge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of Law, any obligation to pay Taxes, any conditional sale or title retention agreement or other agreement granting any of the foregoing in the future or otherwise.

“Exchange Act” has the meaning set forth in Section 6.2.1.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the preamble.

“Exploit” or “Exploitation” means to discover, research, develop, make, have made, use, have sold, offer for sale, sell, distribute, import, export or otherwise exploit, or transfer possession of or title in or to.

“FDA” means the United States Food and Drug Administration or any successor entity or authority thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Field” means any and all uses.

“First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value to an end user of that Licensed Product in that country after Marketing Authorization for that Licensed Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or licensee (unless the Affiliate or licensee is the last entity in the distribution chain of the Licensed Product) and (b) any transfers of a Licensed Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose where Licensed Products are sold at or below cost of goods sold or as a sample.

“Governmental Authority” means any Court, tribunal, arbitrator, Regulatory Authority, agency, commission, department, ministry, official or other instrumentality of the United States or other country, or any supra-national organization, or any foreign or domestic, state, county, city or other political subdivision, including but not limited to any federal or state antitrust or competition enforcement agency or authority.

“Governmental Investigation” means any written or verbal request for documents or information from any Governmental Authority, or the receipt of a notice to preserve documents or information from any Governmental Authority, or any written or verbal request or demand from any Governmental Authority that the closing of any of the transactions contemplated by this Agreement be delayed or abandoned.

“Imara” has the meaning set forth in the Preamble.

“Imara Board” has the meaning set forth in Section 6.2.2.

“Imara Disclosure Schedules” means those certain Imara Disclosure Schedules dated as of the date of this Agreement, provided by Imara to Cardurion.

“Imara Indemnified Parties” has the meaning set forth in Section 9.5.

“Imara Intellectual Property” has the meaning set forth in Section 4.2.6(a).

“Imara PDE9 Program” means the program, including all activities conducted thereunder, to Exploit Licensed Compounds or any other PDE9 inhibitors.

“Imara Stockholder Approval” has the meaning set forth in Section 4.1.2.

“Imara Stockholders’ Meeting” means the meeting of the stockholders of Imara to be convened and held for the purpose of obtaining the Imara Stockholder Approval and such other matters as Imara may determine to be advisable or necessary.

“IND” means (a) an Investigational New Drug Application (as defined in the FDCA and the regulations promulgated thereunder) or any successor application or procedure required to initiate clinical testing of a therapeutic product in humans in the United States, (b) the equivalent of an Investigational New Drug Application that is required in any other country or region before beginning clinical testing of a therapeutic product in humans in such country or region required to initiate clinical testing of a therapeutic product in humans in the United Kingdom), and (c) all supplements and amendments to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 9.1.5.

“Indemnifying Party” has the meaning set forth in Section 9.1.5.

“Initial Support Period” has the meaning set forth in Section 2.7.3.

“Initiation” means, with respect to a clinical trial, the first date that a subject (healthy volunteer or patient) is first dosed in such clinical trial.

“Intervening Event” means any material circumstance, event, change or occurrence (other than an Acquisition Proposal) that (a) was not known on the date of this Agreement (or if known, the consequences of which were not known or the magnitude of which was not known to the Imara Board on the date of this Agreement), which material circumstance, event, change or occurrence becomes known to the Imara Board prior to the receipt of the Imara Stockholder Approval, and (b) does not relate to an Acquisition Proposal.

“Inventory” means all inventory of API, drug product and related materials, including reagents and starting materials, in each case, in Imara’s Control as of the Closing Date, for Licensed Products. Inventory includes the API, drug product and related materials, including reagents and starting materials, listed in Part 4 of Schedule A attached hereto.

“Know-How” means, collectively, any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials, methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, Regulatory Filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

“Knowledge” means, with respect to Imara, the actual knowledge (after reasonable inquiry of the relevant persons within Imara who would have knowledge of such matters) of the individuals listed on Part 1 of Schedule C attached hereto; provided, that, Knowledge of Imara for purposes of Section 4.2.6 of this Agreement means the actual knowledge (after reasonable inquiry of the relevant persons within Imara) of the individuals listed on Part 2 of Schedule C attached hereto following good faith consultation with Imara’s outside patent counsel with respect to the subject matter of the representation (but shall in no event require external searches or any freedom-to-operate analysis by such persons or outside counsel).

“Law” means any federal, state, local or foreign law, statute, code or ordinance, or any rule or regulation promulgated by any Governmental Authority including all decisions of any Courts having the effect of law in each such jurisdiction.

“Liability” means any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, determinable or otherwise, accrued or fixed, absolute or contingent, liquidated or unliquidated, or matured or unmatured, including, without limitation, those arising under any Law, Litigation, Order or Contract.

“License Agreement” has the meaning set forth in the recitals.

“License Agreement Amendment” means Amendment No. 4 to the License Agreement to be entered into on the Execution Date between Imara and Lundbeck substantially in the form of Exhibit A attached hereto.

“Licensed Compounds” means the PDE9 inhibitors set forth on Exhibit C to the Amended License Agreement, including any Back-up Compounds (as defined in the Amended License Agreement) and in each case, all enantiomers and racemic mixtures thereof.

“Licensed Know-How” means any Know-How that is Controlled by Imara as of the Closing Date that is necessary or useful to Exploit Licensed Compounds or any other PDE9 inhibitor pursuant to the terms of the Amended License Agreement. For clarity, Licensed Know-How (a) excludes the Assigned Know-How and any Know-How licensed by Imara under the Amended License Agreement and (b) includes the Know-How described on Part 1 of Schedule B attached hereto.

“Licensed Patent Rights” means any Patent Rights that are Controlled by Imara as of the Closing Date that are necessary or useful to Exploit Licensed Compounds or any other PDE9 inhibitor pursuant to the terms of the Amended License Agreement. For clarity, Licensed Patent Rights (a) excludes the Assigned Patent Rights and any Patent Rights licensed by Imara under the Amended License Agreement and (b) includes the Patent Rights described on Part 2 of Schedule B attached hereto.

“Licensed Product” means any product consisting of, comprising or containing a Licensed Compound.

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, judicial, arbitration or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ and accountant’s fees.

“Lundbeck” has the meaning set forth in the recitals.

“MAA” means any application for Marketing Authorization submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of a Licensed Product in the European Union, or any successor application or procedure required to sell a Licensed Product in the European Union.

“Marketing Authorization” means, with respect to a Licensed Product, the regulatory approvals, including pricing and reimbursement approvals, required by applicable Laws to sell such Licensed Product for use in the Field in a country or region in the Territory. For purposes of clarity, Marketing Authorization in the United States means the approval of an NDA for such Licensed Product by the FDA.

“Material Adverse Effect” means any event, circumstance, change in, or effect on, the Purchased Assets that, individually or when taken together with all other such events, circumstances, changes in, or effects on, the Purchased Assets (a) is, or is reasonably likely to be, materially adverse to the Purchased Assets and/or the Licensed Compounds, or (b) prevents the ability of Imara to consummate the transactions contemplated by this Agreement or the Ancillary Agreements on or before the Outside Date other than any such event, circumstance, change in, or effect arising out of or attributable or relating to (i) any action undertaken by Imara specifically required by this Agreement, (ii) the public disclosure of the transactions contemplated by this Agreement, (iii) general changes, developments or conditions in the industries of the Purchased Assets, (iv) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or the price of commodities or raw materials), including with respect to government spending, budgets and related matters, (v) changes in global, national or regional political conditions or trends, including the imposition of trade tariffs or other protective trade practices or any shutdown of any Governmental Authority, including the United States federal government, or any elections for office in any country or area (including the United States) (or the results thereof), (vi) any act of civil unrest, riots, civil disobedience, war (whether or not declared) or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country or jurisdiction of a national emergency, authorization to use military force or war (or the escalation or worsening of any such conditions or occurrences), or (vii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, pandemics (including SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, epidemics or other outbreaks of diseases, weather developments or other natural or manmade disasters, or acts of God (or the escalation or worsening of any such events or occurrences); provided, that, with respect to (iii), (iv) and (v), solely to the extent that the impact on the Purchased Assets and/or the Licensed Compounds is not disproportionate to the impact on the assets and/or compounds of other companies in the biotechnology or pharmaceutical sector.

“Milestone Events” has the meaning set forth in Section 3.1.2(a).

“Milestone Payments” has the meaning set forth in Section 3.12(a).

“NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to sell a Licensed Product in the United States.

“Order” means any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Patent Assignment Agreement” has the meaning set forth in Section 2.7.2.

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including any divisionals, continuations, continuations-in-part, substitutions, patents of addition, reissues, revivals, extensions, re-examinations or renewal applications related to, or claiming priority to, the foregoing (including any supplemental patent certificates) or any confirmation patent or registration patent, and all patents issuing on, and all foreign counterparts of, any of the foregoing.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means any license, permit, application, consent, certificate, registration, approval and authorization pending before, issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, other business organization, trust, entity, union, association or Governmental Authority.

“Phase 2 Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for any Licensed Product in the target patient population.

“Proxy Statement” has the meaning set forth in Section 6.2.1.

“Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Asset Transaction” has the meaning set forth in Section 3.5.

“Recommendation” has the meaning set forth in Section 6.2.2.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, marketing, pricing or sale of a Licensed Product, including the including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”), the European Medicines Agency (and any successor entity thereto) (the “EMA”), and the European Commission.

“Regulatory Filings” means, collectively: (a) all INDs, NDAs, MAAs, establishment license applications, Drug Master Files, and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Marketing Authorization and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country or region for the purpose of obtaining Marketing Authorization from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) all supplements and amendments to any of the foregoing; (e) all documents referenced in the complete regulatory chronology for each Marketing Authorization; (f) foreign equivalents of any of the foregoing; and (g) all data and other information contained in, and correspondence with any Regulatory Authority or other documents relating to, any of the foregoing.

“Regulatory Transition Activities” has the meaning set forth in Section 2.7.4.

“Regulatory Transition Period” has the meaning set forth in Section 2.7.4.

“Regulatory Transition Plan” means the written plan attached hereto as Exhibit D, which will set forth the Regulatory Transition Activities to be conducted by Imara and Cardurion pursuant to Section 2.7.4, as such written plan may be amended, modified or updated from time-to-time in accordance with the terms of this Agreement.

“Release” has the meaning set forth in Section 5.5.2.

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”), other than this Agreement and the transactions contemplated by this Agreement, on terms that the Imara Board determines in good faith, after consultation with Imara’s outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such proposal or offer, including the financing terms thereof, and such other factors as the Imara Board considers to be relevant, to be more favorable to Imara or Imara’s stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account any revisions pursuant to Section 6.4).

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, environmental, franchise, profits, gains, property, transfer, value added, payroll, escheat or abandoned property, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether as a primary obligor, as a result of being a transferee, successor or a member of an affiliated, consolidated, unitary, combined or other group, by contract, pursuant to Law or otherwise.

“Territory” means worldwide.

“Term” means the period commencing on the Execution Date and continuing until the date of termination or expiration of the Amended License Agreement.

“Third Party” means a Person other than Cardurion, Imara and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 9.4.

1.1 Interpretation; Absence of Presumption. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Articles, Section, paragraphs, Schedules and Exhibits are references to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) Imara and Cardurion has each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (m) unless otherwise stated in this Agreement, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and (n) references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder. Any capitalized terms used in any Exhibit or Schedule attached hereto but not otherwise defined therein shall have the meanings defined in this Agreement.

2. PURCHASE AND SALE OF ASSETS; GRANT OF LICENSE; SUPPORT BY IMARA

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Imara shall sell, convey, assign, transfer and deliver to Cardurion, and Cardurion shall purchase and acquire from Imara, all of Imara’s rights, title and interest in and to the assets described below or set forth on Schedule A attached hereto (collectively, the “Purchased Assets”) free and clear of all Encumbrances:

(a) the Assigned Know-How;

(b) the Assigned Patent Rights;

(c) the Inventory;

(d) the Assigned Contracts; and

(e) all claims, demands, actions, causes of action, choses in action, rights of recovery, rights of set-off, suits, arbitrations and other proceedings of any kind of Imara now existing or hereafter arising against Third Parties pertaining to or arising out of the Purchased Assets and relating exclusively to the period prior to the Closing and inuring to the benefit of Imara, together with any and all Encumbrances granted or otherwise available to Imara as security for collection of any of the foregoing.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, no right, title or interest is being sold, assigned, transferred, conveyed or delivered to Cardurion in or to (a) any property and assets of Imara that are not Purchased Assets (including any and all amounts of cash and cash equivalents of Imara), (b) any rights or claims of Imara under this Agreement or any of the Ancillary Agreements, (c) all assets of Imara exclusively related to IMR-261 and (d) all assets of any Third Party with whom Imara enters into a transaction on or after the Execution Date pursuant to which it becomes (or will become) an Affiliate of such Third Party (collectively, the “Excluded Assets”).

2.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, on and after the Closing Date, Cardurion shall assume and pay, perform and discharge the following Liabilities of Imara (the “Assumed Liabilities”):

(a) all Liabilities resulting from the ownership, use, Control, operation or maintenance of the Purchased Assets and/or the Exploitation of any Licensed Products, by Cardurion to the extent that such Liability arises from any event, condition or circumstance first occurring after the Closing Date and not resulting from any breach by Imara of its obligations under this Agreement or the Ancillary Agreements; provided, that, the assumption of liabilities by Cardurion pursuant to this clause (a) shall be subject to and shall not limit, offset, or affect a claim (or the related recovery) by Cardurion (x) for a breach by Imara of Imara’s representations and warranties hereunder or (y) in respect of Excluded Liabilities;

(b) all Liabilities arising under the Assigned Contracts after the Closing Date to the extent that such Liabilities are not attributable to any failure by Imara or any of its Affiliates to comply with the terms thereof prior to the Closing Date; and

(c) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the use of the Purchased Assets, in each case, for any taxable period (or portion thereof) beginning after the Closing Date.

2.4 Excluded Liabilities. Imara shall retain, and shall be responsible for paying, performing and discharging when due, and Cardurion shall not assume or have any responsibility for paying, performing or discharging, any Liabilities of Imara and its Affiliates other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the foregoing, Cardurion shall not be obligated to assume, and does not assume, and disclaims responsibility for, any of the following Liabilities of Imara:

(a) any Liability attributable to any asset, property or right that is not included in the Purchased Assets;

(b) any Liability arising under any of the Assigned Contracts prior to the Closing Date to the extent that such Liability is not attributable to any failure by Cardurion or any of its Affiliates to comply with the terms thereof after the Closing Date;

(c) any Liability arising under any of the Assigned Contracts that has already been fulfilled by Imara or otherwise expired or terminated in accordance with the terms of such Assigned Contract;

(d) any Liability attributable to the ownership, use, operation or maintenance of the Purchased Assets and/or the Exploitation of any Licensed Compounds on or prior to the Closing Date;

(e) any Liability arising out of the failure of Imara to comply with any applicable so-called “bulk sale” or “bulk transfer” Laws or similar Laws of any jurisdiction in connection with the sale of the Purchased Assets; and

(f) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the use of the Purchased Assets, in each case, for any taxable period (or portion thereof) ending on or prior to the Closing Date.

2.5 Grant of License by Imara to Cardurion. Effective as of the Closing, Imara shall (and does hereby) grant to Cardurion an exclusive, perpetual, royalty-free, fully paid, irrevocable, sublicensable (through multiple tiers of sublicensees), transferable license under the Licensed Patent Rights as of the Closing and the Licensed Know-How as of the Closing to the extent necessary or useful to Exploit the Licensed Products.

2.6 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 7 (excluding the delivery of any of the documents to be delivered at the Closing), or at such other place or time or on such other date as Cardurion and Imara may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

2.7 Technology Transfer; Support by Imara.

2.7.1 Transfer of Assigned Know-How. Imara shall transfer to Cardurion, at Imara’s sole cost and expense, all Assigned Know-How, in accordance with the protocols and timeframes listed in the Regulatory Transition Plan; provided, that, Imara shall not be obligated to create any tangible embodiments of any such Assigned Know-How.

2.7.2 Transfer of Assigned Patent Rights. Promptly (and in no event later than [**]) following the Closing Date, Imara shall provide to Cardurion, or Cardurion’s designated attorneys, with copies of the complete file histories and supporting data of the issued patents and pending patent applications (provisional and otherwise) within the Assigned Patent Rights in Imara’s possession, and shall promptly take any actions that are reasonably necessary to obtain and provide to Cardurion, or Cardurion’s designated attorneys, copies of any such file histories not in Imara’s possession. In addition, Imara shall, from time to time, take such actions as are reasonably requested by Cardurion to effect the transfer of all of Imara’s rights, title and interest in and to the Assigned Patent Rights to Cardurion, including through the execution of (a) any documents requiring the signature of any inventor, (b) the patent assignment agreement substantially in the form attached hereto as Exhibit B (the “Patent Assignment Agreement”) and (c) any other patent assignments that may be reasonably requested by Cardurion.

2.7.3 Imara Support. At the reasonable request of Cardurion from time to time on and after the Closing Date, Imara shall make certain of its then-existing employees and consultants reasonably available to Cardurion and its Third Party designees at no additional cost for up to [**] after the Closing Date (the “Initial Support Period”) to provide consultation and technical assistance in order to ensure an orderly transition of the Assigned Technology, the Licensed Technology, the Licensed Know-How, and the Know-How and Patent Rights licensed to Cardurion by Lundbeck under the Amended License Agreement; provided, that, if the orderly transition of such Assigned Technology, the Licensed Technology, the Licensed Know-How, and the Know-How and Patent Rights licensed to Cardurion by Lundbeck under the Amended License Agreement is not completed within such Initial Support Period, Imara shall continue to provide such support until the completion of such transition activities. Notwithstanding the foregoing, Imara’s obligations to provide consultation and technical assistance to Cardurion under this Section 2.7.3 shall terminate on the date following the Initial Support Period that Imara is liquidated or dissolved in connection with any Permitted Dissolution Action.

2.7.4 Regulatory Transition Plan and Regulatory Transition Activities. At the Closing and for the [**] period following the Closing Date (the “Regulatory Transition Period”), Imara shall use best efforts to undertake the steps described in the Regulatory Transition Plan within the timelines set forth in the Regulatory Transition Plan (the “Regulatory Transition Activities”) in order to effect the assignment and transfer to Cardurion of any and all Regulatory Filings that relate to the Licensed Compounds maintained or filed by or on behalf of Imara as of the Closing Date (the “Transferred Regulatory Filings”). Unless otherwise required by applicable Law, from and after the date of such assignment and transfer, Cardurion (or its designee) shall have the sole right, at its sole cost and expense, to file, maintain, and hold title to all Transferred Regulatory Filings. Notwithstanding the foregoing, to the extent that any Regulatory Filings may not be transferred to Cardurion in accordance with the Regulatory Transition Plan, from and after the Closing Date, Cardurion and its designees shall have, and Imara (on behalf of itself and its Affiliates) hereby grants to Cardurion and its designees, access and a right of reference (without any further action required on the part of Imara or its Affiliates, whose authorization to file this consent with any Regulatory Authority is hereby granted) to all such Regulatory Filings and all data contained or referenced in any such Regulatory Filings for Cardurion and its designees to exercise its rights and perform its obligations under this Agreement. Imara shall provide any written consent or notice as may be required in order to transfer the Transferred Regulatory Filings to Cardurion in accordance with the Regulatory Transition Plan or provide Cardurion access to any Regulatory Filings until such Regulatory Filings are transferred to Cardurion. Notwithstanding the foregoing, Imara’s obligations pursuant to this Section 2.7.4 shall terminate on the date following the Regulatory Transition Period that Imara is liquidated or dissolved in connection with any Permitted Dissolution Action.

2.7.5 Delivery of Inventory. Promptly (and in no event later than [**]) following the Closing Date, Imara shall deliver to Cardurion or to any Third Party designee, on an “as is” basis (as and to the extent requested by Cardurion). To the extent that Cardurion wishes to have any portion of the Inventory delivered to any Third Party designee, Cardurion shall provide Imara with prior written notice, which shall identify such Third Party designee. Delivery of the Inventory will be FCA (Incoterms 2020) to a facility to be designated by Cardurion to the extent the Inventory is requested to be transferred by Cardurion. For the sake of clarity, from and after the date an Assigned Contract is assigned to Cardurion hereunder, Imara shall have no further obligation to deliver any Inventory that is subject to such Assigned Contract and is in the possession of the other party to the Assigned Contract.

2.7.6 Non-Assignable Contracts. If any of the Assigned Contracts is not assignable or transferable to Cardurion (each, a “Non-Assignable Contract”), either as a result of the provisions thereof or applicable Law on or prior to the Closing Date, then, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Contract. For a period of [**] following the Closing, Imara shall cooperate with Cardurion in any reasonable arrangement designed to provide Cardurion with all of the benefits of, subject to Cardurion’s assumption of any related obligations under, any Non-Assignable Contracts as if the appropriate consents and approvals had been obtained, including, to the extent permitted under any such Non-Assignable Contracts (including by means of any subcontracting, sublicensing or subleasing arrangement).

2.7.7 Exclusivity. Subject to the subsequent sentence of this Section 2.7.7, in consideration of the transactions contemplated hereby, during the period beginning on the Closing Date and continuing until the [**] of the Closing Date (the “Exclusivity Period”), Imara shall not, directly or indirectly, conduct any activity, either on its own or for its benefit, or with, for the benefit of, or sponsored by, any Third Party, or grant any license to any Third Party to utilize any Know-How or Patent Rights owned or controlled by Imara, that, in any case, involves the identification, generation, research, development, manufacture, commercialization, sales, marketing, promotion or distribution of any compound that [**] (each, a “Competitive Program”). Notwithstanding anything to the contrary set forth in this Agreement, if Imara enters into any transaction on or after the Execution Date pursuant to which it becomes an Affiliate of a Third Party that has been actively pursuing a Competitive Program for a period of at least [**] prior to such date that would otherwise be a breach of the first sentence of this Section 2.7.7, this Section 2.7.7 shall not apply to such Competitive Program or otherwise affect the ability of Imara to consummate such transaction.

3. CONSIDERATION

3.1 Purchase Price

3.1.1 Upfront Payment. On the Closing Date, Cardurion shall pay to Imara a one-time, non-refundable, non-creditable upfront fee in the amount of Thirty Four Million Seven Hundred Fifty Thousand Dollars ($34,750,000) (“Upfront Payment”), payable by wire transfer of immediately available funds to an account or accounts specified to Cardurion by Imara in writing on or prior to the Closing Date.

3.1.2 Milestone Payments.

(a) Cardurion shall make the following one-time, non-refundable, non-creditable payments (the “Milestone Payments”) to Imara within [**] of the first achievement by Cardurion of each of the following milestone events (“Milestone Events”):

Milestone Event	Milestone Payment
[**]	$10,000,000
[**]	$50,000,000

For clarity, each Milestone Payment shall only be payable once upon the first achievement of each Milestone Event, regardless of the number of times a Milestone Event is achieved.

(b) Notice and Payment of Milestones. Cardurion shall provide Imara with written notice within [**] of the occurrence of each Milestone Event set forth in Section 3.1.2. Any dispute under this Section 3.1.2 that relates to whether or not a Milestone Event has occurred shall be resolved in accordance with Section 10.4.

3.2 Payment of Certain Costs and Expenses. Except as set forth in this Agreement, each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement; provided, that, subject to the submission by Imara to Cardurion of supporting documentation reasonably acceptable to Cardurion, Cardurion shall reimburse Imara for any fees or expenses (i) owed to Lundbeck, including reasonable costs and expenses incurred by Lundbeck, in negotiating and consummating the transactions contemplated by this Agreement, including the reasonable costs of its legal counsel, up to a maximum amount of [**] Dollars ($[**]) and (ii) related to the prosecution by Imara of intellectual property prior to the Closing, up to a maximum amount of [**] Dollars ($[**]), in each case within [**] of a written request by Imara to reimburse such amounts.

3.3 Payments in Dollars. All payments made by Cardurion under this Article 3 shall be made by wire transfer from a banking institution in United States Dollars in accordance with instructions given by Imara in writing to Cardurion from time to time.

3.4 Overdue Payments. If Imara does not receive payment of any undisputed sum due and payable to Imara on or before the due date set forth under this Agreement, then simple interest will thereafter accrue on the sum due to Imara from the due date until the date of payment at a per-annum rate of [**] percentage points over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under applicable Law, whichever is lower. Notwithstanding the foregoing, if Cardurion has a good faith dispute regarding a payment to be made to Imara, Cardurion may withhold payment for the disputed amount; provided; that, Cardurion pays all undisputed amounts and notifies Imara in writing of the specific amount and nature of the dispute on or before the due date for the payment.

3.5 Assignment. Cardurion hereby agrees that no Purchased Asset Transaction (as defined below) with a Third Party shall relieve Cardurion of its obligations under this Section 3 with respect to any Milestone Payments without the prior written consent of Imara unless such Third Party agrees in writing to assume Cardurion’s obligations under this Agreement with respect to the Milestone Payments and (i) such Third Party acquires all or substantially all of the Purchased Assets or (ii) such Third Party is reasonably creditworthy in relation to the ability to satisfy the payment and other obligations with respect to such Milestone Payments. As used herein, the term “Purchased Asset Transaction” means any transaction consummated by Cardurion following the Closing Date and prior to the achievement of the Milestone Events (whether by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other similar transaction or arrangement), pursuant to which Cardurion sells, transfers, conveys or otherwise disposes of its rights in and to such Purchased Assets to a Third Party.

3.6 Information Rights.

3.6.1 Information Concerning Purchased Assets. During the period commencing on the Closing Date and continuing for so long as any Milestone Event in Section 3.1.2(a) remains eligible for future payment (the “Information Request Period”), Cardurion shall furnish Imara with any information concerning (i) Cardurion and (ii) with respect to the Purchased Assets, to the extent related to the period following the Closing that is, based on the advice of counsel, requested by Imara and is required in connection with the preparation by Imara of any disclosure document or other filing with the SEC or otherwise required under any stock exchange requirements (such information, the “Requested Information”). Imara shall reimburse Cardurion for the reasonable costs and expenses incurred by Cardurion in providing such Requested Information to Imara promptly upon Imara’s receipt of supporting documentation from Cardurion for such cost and expense. Cardurion hereby consents to the disclosure of such Requested Information by Imara to the extent so required by applicable Law.

3.6.2 Additional Information. Following the Closing, Cardurion shall furnish to Independent Counsel all relevant information concerning the status of the Milestone Events as reasonably requested by Independent Counsel. Independent Counsel may, from time to time, consult with experts and advisors (at Imara’s expense) reasonably acceptable to Cardurion who agree to be bound by a confidentiality agreement consistent with the terms of the Outside Counsel CDA; provided, that (a) such experts and advisors shall not be competitors of Cardurion and (b) the confidentiality agreements executed with such experts and advisors shall include Cardurion as a third party beneficiary.

4. REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations and Warranties. Except as set forth in, or qualified by any matter set forth in the respective disclosure schedules (it being agreed that the disclosure of any matter in any section or subsection in a Party’s disclosure schedules shall be deemed to be disclosed in any other relevant section or subsection of such Party’s disclosure schedules as long as the relevance of such disclosure to such other section or subsection is reasonably apparent on its face) each of Cardurion and Imara represents and warrants to the other Party as of the Execution Date as follows:

4.1.1 Organization. It is a corporation or company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. Imara further represents and warrants to Cardurion that it is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of the Purchased Assets makes such licensing or qualification necessary, except where the failure to be licensed or qualified has not had or would not reasonably be expected to have a Material Adverse Effect.

4.1.2 Authorization. In the case of Imara, subject to the approval of this Agreement and the transactions contemplated hereby by holders of a majority of the outstanding shares of Imara common stock entitled to vote thereon (the “Imara Stockholder Approval”), the execution and delivery of this Agreement and the Ancillary Agreements to which it is party and the performance by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable Laws, or (d) any Order, writ, judgment, injunction, decree, determination or award of any Court or Governmental Authority presently in effect applicable to such Party.

4.1.3 Binding Agreement. Assuming the execution of this Agreement by the other Party, this Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity.

4.1.4 No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

4.2 Additional Representations and Warranties of Imara. Imara represents and warrants to Cardurion, as of the Execution Date as follows:

4.2.1 No Affiliates. Other than as set forth on Schedule 4.2.1 of the Imara Disclosure Schedule, Imara does not own, directly or indirectly, any equity or other ownership interests of any Person.

4.2.2 Title to Assets. Imara has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets include all of the assets (tangible and intangible), that are owned by Imara on the Execution Date and that are related to, or arose out of, the Imara PDE9 Program, including any such assets that are related to, or arose out of, Imara’s Exploitation of the Licensed Compounds.

4.2.3 Fair Consideration. The consideration provided by Cardurion to Imara for the Purchased Assets pursuant to this Agreement is fair and reasonable and constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and the Uniform Voidable Transactions Act

4.2.4 No Debarment. Neither Imara nor, to the Knowledge of Imara, any of its contractors or agents (including any employees and consultants of Imara or such contractors or agents) who have been involved in the conduct of the Imara PDE9 Program and/or the Exploitation of the Licensed Compounds:

(a) is debarred under Section 306(a) or 306(b) of the FDCA or by the analogous applicable Laws of any Regulatory Authority;

(b) has been charged with, or convicted of, any felony or misdemeanor within the definition of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to the analogous applicable Laws of any Regulatory Authority, or is proposed for exclusion, or the subject of exclusion or debarment proceedings, by a Regulatory Authority; or

(c) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs (or has been convicted of a criminal offense that falls within the scope of 42 U.S.C. §1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred by a Regulatory Authority from participation, or otherwise ineligible to participate, in any procurement or non-procurement programs.

4.2.5 Litigation and Claims. There is no Litigation pending against Imara and to the Knowledge of Imara, there is no Litigation threatened against Imara, in either case, by or before any Governmental Authority or Court, which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect. Imara is not subject to any outstanding Order or Law which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

4.2.6 Intellectual Property Rights.

(a) Except as set forth in Section 4.2.6(a) of the Imara Disclosure Schedule, Imara is the sole and exclusive owner of the Assigned Patent Rights, the Assigned Know-How, the Licensed Patent Rights and the Licensed Know-How (collectively, “Imara Intellectual Property”) and Imara has sufficient legal and/or beneficial ownership or rights in the (i) Assigned Patent Rights and the Assigned Know-How as is necessary to assign and transfer to Cardurion the Assigned Patent Rights and Assigned Know-How in accordance with the terms of this Agreement and (ii) the Licensed Patent Rights and Licensed Know-How as is necessary to license to Cardurion the Licensed Patent Rights and Licensed Know-How in accordance with the terms of this Agreement.

(b) The Assigned Patent Rights and the Licensed Patent Rights have been duly filed in the jurisdictions identified in Part 1 of Schedule A and Part 2 of Schedule B, respectively, are pending or issued as set forth in Schedule A and Schedule B, and, with respect to U.S. patents and applications have not, and, with respect to non-US patents and applications, have not been abandoned or allowed to lapse, and have not been held invalid or unenforceable by a decision of a Court or other Governmental Authority of competent jurisdiction, in whole or in part, nor to Imara’s Knowledge, is there any reason for the Assigned Patent Rights or the Licensed Patent Rights to be deemed invalid or held unenforceable by a decision of a Court or other Governmental Authority of competent jurisdiction.

(c) There are no oppositions, cancellations, interferences, inter partes reviews, or Litigation proceedings pending or, to the Knowledge of Imara, threatened in writing challenging the ownership, validity or enforceability of any of the Assigned Patent Rights, the Licensed Patent Rights the Assigned Know-How or the Licensed Know-How.

(d) Part 1 of Schedule A and Part 2 of Schedule B accurately set forth, for each provisional or pending patent application included in the Assigned Patent Rights and the Licensed Patent Rights, respectively, the application number, date of filing and title for each country, and listing, as applicable, the deadlines for any renewals or other required filings or payments to be made within [**] after the Execution Date.

(e) Imara has not received from any Person any actual or, to the Knowledge of Imara, threatened claim that the use of the Imara Intellectual Property, as has been and as is being used by Imara infringes or constitutes a misappropriation of any Patent Rights of any Person. Imara has not granted any licenses or covenants not to sue under the Assigned Patent Rights or Licensed Patent Rights. Imara has paid all licensing fees, royalty payments, profit participations and other payments that were due or payable by Imara in connection with its use or practice of the Imara Intellectual Property prior to the Execution Date.

(f) Other than any Patent Rights and Know-How licensed by Imara under the Amended License Agreement, the list of (i) Assigned Patent Rights included on Part 1 of Schedule A and the list of Assigned Know-How included on Part 2 of Schedule A attached hereto, and (ii) the list of Licensed Patent Rights and Licensed Know-How included on Schedule B attached hereto is a complete and accurate list of (A) all material Know-How and (B) all Patent Rights that are, in each case, owned or Controlled by Imara on the Execution Date and that are related to or arose out of the Imara PDE9 Program, including Imara’s Exploitation of the Licensed Compounds and any other PDE9 Inhibitors.

(g) Imara has complied with all applicable Laws in connection with its prosecution and maintenance of the Assigned Patent Rights and the Licensed Patent Rights, the conduct of the Imara PDE9 Program and the Exploitation of the Licensed Products.

(h) Imara has disclosed to the U.S. Patent and Trademark Office all information in Imara’s possession or control that is required to be disclosed under 37 C.F.R. § 1.56 for prosecuting the Assigned Patent Rights and the Licensed Patent Rights.

(i) All parties who work at, or perform services for, Imara, including employees and agents of, and consultants and independent contractors to, Imara, are obligated to assign to Imara their rights in and to any inventions arising out of their work at Imara pursuant to written agreements. All parties who work at, or perform services for, Imara, including each of the former or current members of management or key personnel of Imara, and each of the former and current employees and agents of, consultants and independent contractors to, Imara, who have contributed to or participated in the conception and development of the Imara Intellectual Property have assigned or otherwise transferred to Imara all ownership and other rights of such Person in any such Imara Intellectual Property. None of such parties, and none of the former or current members of management or key personnel of Imara, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of the Imara Intellectual Property, have a valid claim against Imara in connection with the involvement of such Persons in the conception and development of any Imara Intellectual Property, and no such claim has been asserted or, to the Knowledge of Imara, threatened. To the Knowledge of Imara, none of the current employees of Imara have any patents issued or applications pending for any invention of any kind now used or needed by Imara in the Exploitation of the Licensed Products, which patents or applications have not been assigned to Imara.

(j) Imara has undertaken commercially reasonable steps to protect Imara’s rights in all Assigned Know-How and Licensed Know-How that are trade secrets. Without limiting the foregoing, Imara has a policy of requiring all parties who work at or perform services for Imara, including each employee, consultant and independent contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with Imara’s standard forms thereof (complete and current copies of which have been made available to Cardurion), and all such parties, including employees, consultants and independent contractors, that are involved in the conduct of the Imara PDE9 Program or the Exploitation of the Licensed Products have executed such agreements and, to the Knowledge of Imara, no such party, including any such employee, consultant or independent contractor is in breach of any obligation under such agreement. There has been no disclosure of trade secrets included as part of the Assigned Know-How or Licensed Know-How, except to Persons subject to such confidentiality agreements or to other comparable non-disclosure agreements, a true and correct form of which agreement has been made available to Cardurion.

(k) No Third Party has claimed in writing or orally to Imara that any Person employed by Imara who was engaged in the Exploitation of the Licensed Products has (i) by such Person’s employment by Imara, violated or may be violating any of the terms or conditions of such Person’s employment, proprietary information, confidentiality and assignment agreements with such Third Party; (ii) disclosed or may be disclosing or used or may be using any trade secrets of such Third Party to or for the benefit of Imara; or (iii) interfered or may be interfering with the employment relationship between such Third Party and any of its present of former employees as an employee of Imara or for the benefit of Imara. To the Knowledge of Imara, no Person employed by Imara who was engaged in the creation or development of any Assigned Patent Rights or Assigned Know-How has used or proposes to use as an employee of Imara or for the benefit of Imara any trade secret of any former employer in violation of any contract between such Person and such former employer, and no such Person has violated any confidential relationship which such Person may have had with any Third Party in connection with such Person’s employment by Imara.

(l) To the Knowledge of Imara, each issued patent included as part of the Assigned Patent Rights or Licensed Patent Rights is valid and is enforceable.

(m) To the Knowledge of Imara, no Third Party is misappropriating or infringing any of the Imara Intellectual Property.

(n) To Imara’s Knowledge, Imara has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any intellectual property rights of any other Person in connection with its Exploitation of the Licensed Products or the conduct of the Imara PDE9 Program. Imara has made available to Cardurion the Third Party patents and patent applications identified as a result of any freedom to operate or other searches conducted by Imara relating to the Licensed Products.

(o) Imara has complied in all material respects with all of its obligations under the Assigned Contracts and has not received any written notice that it has breached its obligations under any of the Assigned Contracts.

4.2.7 Compliance with Law. Imara is in compliance with, and is not in default under or in violation of, any Order or Law applicable to the Exploitation of the Licensed Products or the conduct of the Imara PDE9 Program or by which any of the Purchased Assets, Licensed Patent Rights or Licensed Know-How is bound except for any failure to comply, default or violation that has not had and is not reasonably likely to have, a Material Adverse Effect. Imara has not received any written notice from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of, or non-compliance with, any Order or Law to which any of the Purchased Assets, Licensed Patent Rights or Licensed Know-How is or has been subject. Imara is not subject to any Order or, to the Knowledge of Imara, any Law that in any case would prohibit or restrict Cardurion from conducting the Imara PDE9 Program or Exploiting the Licensed Products.

4.2.8 Regulatory Matters. The Licensed Compounds have been developed and tested by or on behalf of Imara in compliance in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations issued thereunder by the FDA, including, as applicable, those requirements relating to the FDA’s current good laboratory practices and good clinical practices. The clinical trials conducted by or on behalf of Imara with respect to the Licensed Compounds were conducted in all material respects in accordance with all applicable clinical trial protocols and applicable requirements of the FDA and any institutional review board, including, as applicable, the FDA’s good clinical practices and good laboratory practices regulations.

4.2.9 Anti-Corruption Laws. To its Knowledge, neither Imara nor any of its directors, officers, employees, distributors, agents, representatives, or other Third Parties while acting on behalf of Imara: (a) has taken any action in violation of any applicable Anti-Corruption Laws; or (b) has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of: (i) influencing any act or decision of any Public Official in his or her official capacity; (ii) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (iii) securing any improper advantage; (iv) or inducing such Public Official to use his or her influence with a Government Authority (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business.

4.2.10 Government Consents. Except as set forth on Section 4.2.10 of the Imara Disclosure Schedule, the execution and performance of this Agreement by Imara will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.2.11 Taxes. All Tax returns required to be filed by Imara that include the Purchased Assets have been timely filed. Such Tax returns are complete and correct in all material respects. Imara has not taken or failed to take any action which could create any Tax lien on the Purchased Assets or the Licensed Patent Rights or Licensed Know-How and all Taxes due and owing by Imara with respect to the Purchased Assets, Licensed Patent Rights and Licensed Know-How (whether or not shown on any Tax return) have been timely paid.

4.2.12 No Other Agreements to Purchase. No Person other than Cardurion has any written or oral agreement, option or any other right or privilege (whether by Law or by contract), in each case, for the purchase or acquisition from Imara of any of the Purchased Assets.

4.2.13 Related Transactions. Other than in his or her capacity as a director, officer or employee of Imara, no director, officer or employee of Imara (a) owns any interest in any property or right, tangible or intangible, which is used in the business of Imara, (b) has been involved in any business arrangement or relationship with Imara, or (c) owes any money to, or is owed any money by, Imara.

4.2.14 Brokers. Except as set forth on Schedule 4.2.14 of the Imara Disclosure Schedules, Imara has not employed any financial advisor, broker or finder, and Imara has not incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.2.15 Stockholder Consent. The Imara Stockholder Approval constitutes the requisite vote of Imara’s stockholders required for approval of the transactions contemplated by this Agreement.

4.2.16 Solvency. Imara has determined, and by virtue of its entering into the transactions contemplated by this Agreement and the Ancillary Agreements and its authorization, execution and delivery of this Agreement and the Ancillary Agreements hereby acknowledges and agrees, that Imara’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the application of the proceeds therefrom, (a) the fair saleable value of Imara’s assets, together with Imara’s cash and cash equivalents, will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities; (b) the present fair saleable value of Imara’s assets, together with Imara’s cash and cash equivalents, will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as such debts, liabilities and other obligations become absolute and matured; (c) Imara will be able to pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured; (d) Imara will neither be rendered insolvent nor will have unreasonably small capital with which to engage in its business; (e) Imara has not incurred, will not incur or has no present plans or intentions to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured; (f) Imara will not have become subject to any Bankruptcy Event and (g) Imara will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code, the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act Conveyance Act or the Uniform Voidable Transactions Act. No action has been taken or is intended by Imara or to the Knowledge of Imara, any other Person, to make Imara subject to a Bankruptcy Event.

4.2.17 Disclosure. No representation or warranty of Imara contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Imara to Cardurion pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.2.18 No Other Representations or Warranties. Except for the representations and warranties set forth in Section 4.1 and this Section 4.2, neither Imara nor any of its Representatives or any other Person makes any express or implied representation or warranty with respect to Imara, the Purchased Assets, the Assumed Liabilities or with respect to any other information provided, or made available, to Cardurion or any of its Representatives in connection with the transactions contemplated by this Agreement. Neither Imara nor any of its Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Purchased Assets or its profitability for Cardurion, or with respect to any forecasts, projections or business plans or other information delivered to Cardurion or any of its Affiliates or representatives in connection with Cardurion’s review of the Purchased Assets and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Imara disclaims any and all representations, whether express or implied, except for the representations and warranties contained in Section 4.1 and this Section 4.2. Imara acknowledges and agrees to the representation of Cardurion set forth in Section 4.3.5 and acknowledges and agrees that Imara has not relied on any information provided by Cardurion or its Affiliates or its or their respective representatives (including the accuracy or completeness thereof) other than the express representations and warranties of Cardurion set forth in this Agreement.

4.3 Additional Representations and Warranties of Cardurion. Cardurion represents and warrants to Imara, as of the Execution Date:

4.3.1 Brokers. Cardurion has not employed any financial advisor, broker or finder, and Cardurion has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

4.3.2 Government Consents. The execution and performance of this Agreement by Cardurion will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.3.3 Solvency. Immediately after the Closing, after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, Cardurion will be solvent. No transfer of property is being made, and no obligation is being incurred in connection with the transactions contemplated by this Agreement or the other Ancillary Agreements with the intent to hinder, delay or defraud either present or future creditors of Cardurion, Imara or any of their respective Affiliates.

4.3.4 Financial Ability to Perform. Cardurion will have sufficient cash on hand as of Closing to pay the Upfront Payment and, on the date any Milestone Payment becomes due and payable under this Agreement, will have sufficient cash on hand to pay such Milestone Payment. Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing by or to Cardurion or any of its Affiliates or any other financing or other transaction be a condition to any of the obligations of Cardurion hereunder.

4.3.5 No Other Representations or Warranties. Except for the representations and warranties set forth in Section 4.1 and this Section 4.3, neither Cardurion nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Cardurion or any of its Affiliates, or with respect to any other information provided, or made available, to Imara or any of its Representatives in connection with the transactions contemplated by this Agreement. Cardurion disclaims any and all representations, whether express or implied, except for the representations and warranties contained in Section 4.1 and this Section 4.3. Cardurion acknowledges and agrees to the representation of Imara set forth in Section 4.2.18 and acknowledges and agrees that Cardurion has not relied on any information provided by Imara or its Affiliates or its or their respective representatives (including the accuracy or completeness thereof) other than the express representations and warranties of Imara set forth in this Agreement.

5. CONFIDENTIALITY

5.1 Confidential Information. Each of Imara and Cardurion recognizes that the other Party’s Confidential Information constitutes highly valuable assets of such other Party. Each of Imara and Cardurion agrees that, subject to the remainder of this Article 5, from and after the Closing Date, it will not disclose, and will cause its Affiliates and their respective officers, directors, employees, contractors, advisors, agents and representatives and, in the case of Cardurion, its existing or potential investors, licensors, licensees, acquirers and sublicensees (“Representatives”) not to disclose, any Confidential Information of the other Party and it will not use, and will cause its Affiliates and Representatives not to use, any Confidential Information of the other Party except as expressly permitted under this Agreement and the Ancillary Agreements. Each Party shall maintain, and cause its Representatives to maintain, the confidentiality of the other Party’s Confidential Information with the same degree of care as it uses to maintain the confidentiality of its own confidential information, which in no event shall be less than a reasonable standard of care. Each Party shall be responsible for any breach of the terms of this Agreement by its Representatives as if such Representatives were a direct party to this Agreement, whether or not such Representatives remain employed by or in contractual privity with such Party, and shall take all steps that are required to prevent or restrain its Representatives from breaching or continuing to breach this Agreement.

5.2 Permitted and Required Disclosures.

5.2.1 Permitted Disclosures. Each of Imara and Cardurion agrees that disclosure of its Confidential Information may be made by the other Party to its Affiliates and their respective Representatives to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement or any Ancillary Agreement; provided, that, any such disclosure or transfer shall only be made on a need-to-know basis in each case under appropriate confidentiality and non-use provisions that are no less restrictive than those contained in this Agreement. Each of Imara and Cardurion further agrees that, from and after the Closing Date, the other Party may disclose Confidential Information of the disclosing Party (a) on a need-to-know basis to such other Party’s legal and financial advisors and (b) with respect to Cardurion, as reasonably necessary in connection with the filing and prosecution by Cardurion of Patent Rights; provided, that, any such disclosure or transfer shall only be made in each case under appropriate confidentiality and non-use provisions that are no less restrictive than those contained in this Agreement.

5.2.2 Required Disclosures. Notwithstanding the foregoing, it shall not be considered a breach of this Agreement if a Party is required to disclose Confidential Information of the other Party in order to comply with a lawfully issued court or governmental order issued by a court or government agency of competent jurisdiction or with a requirement of applicable Law; provided, that, such Party gives the other Party prompt written notice of such Party’s intention to so disclose so that the other Party may seek a protective order or other appropriate remedy, and such Party takes reasonable steps to assist the other Party in contesting such disclosure. If after such notice and steps such protective order or other remedy is not timely obtained, or the other Party waives compliance with the provisions of this Section 5.2.2, such Party shall only furnish that portion of the Confidential Information which, on the advice of counsel, such Party reasonably determines it is legally required to furnish and upon the other Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or government agency that such Confidential Information will be afforded confidential treatment, which disclosed Confidential Information shall otherwise remain subject to the non-disclosure and non-use provisions of this Agreement.

5.3 Survival. Each Party’s rights and obligations under this Article 5 shall commence on the Execution Date and continue until the later of (a) the [**] of the expiration of the Term of this Agreement and (b) the [**] of the Closing Date.

5.4 Press Releases and Public Statements. Subject to Section 5.5, each of the Parties agrees that neither Party shall (a) disclose the existence or terms of this Agreement, or (b) issue any press release or public statement disclosing information relating to this Agreement or the terms hereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Cardurion may disclose the existence and terms of this Agreement to its Affiliates, and to its and their Representatives who have a need to know such Confidential Information; provided, that, Cardurion shall advise any such Representative who receives such Confidential Information of the confidentiality obligations set forth in this Article 5, and Cardurion shall take reasonable steps to ensure (through enforcement of written agreements or otherwise) that each of the foregoing complies with such obligations.

5.5 Required Filings. Subject to Section 6.2, if either Party is required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject to issue a press release or other public statement (including a filing with the United States Securities and Exchange Commission (the “SEC”)) disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, such Party will provide the other Party with a copy of the proposed press release or public statement (the “Release”). The Party proposing to issue the Release will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the other Party may provide any comments on such Release (but in no event less than [**], unless earlier disclosure is required by applicable law or regulation) and if the other Party fails to provide any comments during the response period called for by the Party proposing to issue the Release, the other Party will be deemed to have consented to the issuance of such Release. If the other Party provides any comments, the Parties will consult on such Release and the Party issuing the Release will consider in good faith each of the reviewing Party’s comments to the Release. In addition, if either Party is required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which such Party is subject, a copy of this Agreement may be filed by such Party with the SEC, The New York Stock Exchange and/or the NASDAQ Stock Market, as applicable; provided, that, in connection with any such filing, such Party shall (a) request confidential treatment of specified portions of this Agreement in accordance with the rules and regulations of the SEC and (b) provide the other Party with a reasonable period of time within which the other Party may provide any comments on such request (but in no event less than [**] unless earlier disclosure is required by applicable law or regulation). If the other Party provides any comments, the Party making the request will consider in good faith such comments. Either Party may subsequently publicly disclose any information previously contained in any Release that has been consented to in accordance with this Section 5.5.

6. COVENANTS OF THE PARTIES

6.1 Closing Efforts and Related Matters.

6.1.1 Each of Imara and Cardurion shall use reasonable best efforts to satisfy the respective conditions precedent to the Closing set forth in Section 7 and to cause the Closing to occur as promptly as practicable after the Execution Date. Without limitation of the foregoing but subject to Section 6.1.2 , each Party shall (a) take all actions within its control to obtain, or cause to be obtained, as promptly as practicable after the Execution Date and in any event prior to the Outside Date, all consents, authorizations, orders and approvals from all Governmental Authorities that are, in any case, required and/or otherwise necessary for the execution and delivery by such Party of this Agreement and the Ancillary Agreements and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and to resolve any Governmental Investigations, including by making, or causing to be made, all filing and submissions to Governmental Authorities as may be required or advisable and (b) reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such required consents, authorizations, orders and approvals. To the fullest extent permitted by Law, the Parties shall (i) keep each other apprised of all substantive communications with Governmental Authorities, (ii) afford each other the opportunity to comment on any draft submissions or presentations to Governmental Authorities, and (iii) consider in good faith any comments the other Party may have on such submissions or presentations.

6.1.2 Notwithstanding anything to the contrary in this Agreement, the obligation of Cardurion to use “reasonable best efforts” for purposes of Section 6.1.1 with respect to any Governmental Investigation shall include the voluntary submission of available documents and information to a Governmental Authority, advocacy in support of the transactions contemplated by this Agreement, and consultation with counsel for Imara on interaction with such Governmental Authority, but shall not include producing documents or information in response to, or otherwise complying with, any subpoena, civil investigative demand, second request for information, or any other compulsory process that may be issued by any Governmental Authority, and shall not require Cardurion to engage in electronic discovery or to retain non-lawyer outside expert consultants in support of the resolution of any Governmental Investigation. In addition, under no circumstances shall Cardurion be required to take, or commit to take, any action that would hinder its ongoing or future business operations, including its unfettered ownership, operation, or disposal of the Purchased Assets, in order to resolve any Government Investigation, including the divestiture, separation, discontinuance, or modification of any of Cardurion’s assets, contractual arrangements, or business practices, or to agree, or to commit to agree, to any limitations or notice requirements relating to Cardurion’s current or future business plans, including future transactions.

6.2 Proxy Statement; Stockholders’ Meeting.

6.2.1 Proxy Statement. As promptly as reasonably practicable, Imara shall prepare and file with the SEC the preliminary proxy statement relating to the Imara Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Cardurion shall reasonably cooperate with Imara in the preparation of the Proxy Statement and shall furnish all information concerning Cardurion that, based on advice of counsel, is required in connection with the preparation of the Proxy Statement. Imara shall provide Cardurion and its counsel a reasonable opportunity to review and comment on the Proxy Statement, shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Cardurion. Imara shall use reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC. Imara shall notify Cardurion promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall (i) supply Cardurion with copies of all correspondence between Imara and any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement, (ii) provide Cardurion with a reasonable opportunity to participate in the response to those comments and requests, and (iii) consider in good faith any comments provided by Cardurion with respect to responses to such comments and requests. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). If at any time prior to the Imara Stockholders’ Meeting (or any adjournment or postponement thereof) any information relating to Cardurion or Imara, or any of their respective Affiliates, officers or directors, is discovered by Cardurion or Imara that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by Imara with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Imara. Imara shall cause the Proxy Statement to be mailed to Imara’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”).

6.2.2 Submission to Stockholders. Subject to Section 6.4.7 and Section 6.2.4, Imara shall take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to set a record date for, duly call and give notice of, convene and hold the Imara Stockholders’ Meeting as soon as reasonably practicable following the Clearance Date. Unless Imara shall have made an Adverse Recommendation Change in accordance with Section 6.4, Imara shall (i) include the recommendation of the board of directors of Imara (the “Imara Board”) that the holders of Imara common stock approve the sale of the Purchased Assets as contemplated by this Agreement (the “Recommendation”) in the Proxy Statement and (ii) solicit, and use its reasonable best efforts to obtain, the Imara Stockholder Approval at the Imara Stockholders’ Meeting (including by soliciting proxies in favor of the approval of the sale of the Purchased Assets). Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the sale of the Purchased Assets as contemplated by this Agreement and the Ancillary Agreements and the transactions contemplated thereby shall be submitted to Imara’s stockholders at the Imara Stockholders’ Meeting whether or not (i) the Imara Board shall have made an Adverse Recommendation Change or (ii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Imara or any of its Representatives.

6.2.3 Updates. Imara agrees (i) to use reasonable best efforts to provide Cardurion reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and (ii) to give written notice to Cardurion [**] prior to the Imara Stockholders’ Meeting and on the day of, but prior to, the Imara Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Imara Stockholder Approval has been obtained.

6.2.4 Permitted Adjournments/Postponements of Stockholders’ Meeting. Imara shall not, without the prior written consent of Cardurion (which shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone the Imara Stockholders’ Meeting; provided, that, Imara may adjourn or postpone the Imara Stockholders’ Meeting without the prior written consent of Cardurion: (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Imara Board has determined in good faith (after consultation with its outside legal counsel and Cardurion) is required to be filed and disseminated under applicable Law; or (ii) if Imara reasonably believes there will be insufficient shares of Imara Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Imara Stockholders’ Meeting or to obtain the Imara Stockholder Approval, after consultation with Cardurion, for a single period not to exceed [**], to solicit additional proxies if necessary to obtain a quorum or the Imara Stockholder Approval.

6.2.5 Adjournment of Stockholders’ Meeting Requested by Cardurion. Cardurion may require Imara to adjourn the Imara Stockholders’ Meeting once for a period not to exceed thirty (30) calendar days (but in any event ending prior to the date that is [**] prior to the Outside Date) to solicit additional proxies necessary to obtain the Imara Stockholder Approval. Once Imara has established a record date for the Imara Stockholders’ Meeting, Imara shall not change such record date or establish a different record date for the Imara Stockholders’ Meeting without the prior written consent of Cardurion (which shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or Imara’s certificate of incorporation or bylaws or in connection with a postponement or adjournment of the Imara Stockholders’ Meeting permitted by Section 6.2.4 or this Section 6.2.5. Without the prior written consent of Cardurion, the Imara Stockholder Approval shall be the only matter that Imara shall propose to be acted on by the stockholders of Imara at the Imara Stockholders’ Meeting, other than (a) any other matters of the type customarily brought before a meeting of stockholders in connection with the approval of the transactions contemplated by this Agreement, (b) any other matters that would not reasonably be expected to adversely affect the outcome of the vote on the transactions contemplated by this Agreement and (c) any proposal to approve any reverse merger involving, or dissolution of, Imara (which may also take the form of a registration statement including the Proxy Statement).

6.3 Covenants of Imara Prior to the Closing.

6.3.1 Preservation of Purchased Assets. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement, except as Cardurion shall otherwise agree in writing, Imara shall use commercially reasonable efforts to: (a) preserve intact the Purchased Assets, the Licensed Patent Rights and the Licensed Know-How free and clear of all Encumbrances; (b) maintain and preserve the Inventory; (c) maintain in effect and comply with the terms of the Amended License Agreement; (d) maintain all Regulatory Filings and Permits required for the ownership and use of the Purchased Assets; (e) comply in all material respects with all Laws applicable to the ownership and use by Imara and its Affiliates of the Purchased Assets; and (f) continue to prosecute any patent rights that Imara has the right or obligation to prosecute under the Amended License Agreement.

6.3.2 Negative Covenants. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement, except as Cardurion shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Imara shall not (a) sell or otherwise dispose of or transfer any Purchased Asset, Licensed Patent Rights or Licensed Know-How; (b) take any action that would cause the grant of, or permit to exist, any Encumbrance on any Purchased Asset, Licensed Patent Rights or Licensed Know-How; (c) accelerate, terminate, modify or cancel any Assigned Contract or any Permit or Regulatory Filing included in the Purchased Assets; (d) except to enforce the terms of this Agreement, initiate any Litigation or settle any Litigation related to the Purchased Assets, the Licensed Patent Rights or Licensed Know-How; (e) cancel, compromise, release or waive any right material to the Purchased Assets, the Licensed Patent Rights or Licensed Know-How; or (f) engage in any practice, take any action, fail to take any action or enter into any transaction which would reasonably be expected to cause a condition precedent to closing in Section 7.1 not to be satisfied.

6.3.3 Notice of Certain Events. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement, each of Imara and Cardurion shall promptly notify the other Party in writing of: (a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has resulted in, or is reasonably likely to result in, any representation or warranty made by such Party under this Agreement or under any of the Ancillary Agreements not being true and correct in a manner that would cause or would reasonably be expected to cause the conditions set forth in Section 7 to not be satisfied, or (ii) has resulted in, or is reasonably likely to result in, the failure of any of the other conditions set forth in Section 7.1 to be satisfied; or (b) such Party’s receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.4 Acquisition Proposals.

6.4.1 No Solicitation of Acquisition Proposals. During the period commencing on the Execution Date and continuing until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Imara shall not, nor shall it authorize or permit any of its Affiliates or any of the officers, directors, employees, representatives or agents of Imara or any of its Affiliates, directly or indirectly, to (a) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein); (b) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Imara shall immediately cease and cause to be terminated, and shall cause its Affiliates and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.

6.4.2 Termination of Acquisition Proposals Except as permitted by this Section 6.4, from and after the date of this Agreement, Imara shall, and shall cause each of its officers and directors to, and shall use reasonable best efforts to cause each of it and their respective employees and other representatives to (a) immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Cardurion and its Affiliates and their respective representatives) that may be ongoing with respect to an Acquisition Proposal and (b) terminate access to any physical or electronic data rooms relating to any Acquisition Proposal.

6.4.3 Receipt of Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date of this Agreement and prior to obtaining the Imara Stockholder Approval, Imara receives a bona fide written Acquisition Proposal from any Person, which Acquisition Proposal did not result from a material breach of Section 6.4.1 and Section 6.4.2, that the Imara Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, (i) constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) that the failure to take such action would reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties under applicable Law, then Imara and its representatives may, in response to such Acquisition Proposal, and subject to compliance with Section 6.4.4, (a) furnish, pursuant to an Acceptable Confidentiality Agreement, information to the Person that has made such Acquisition Proposal and its representatives and (b) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its representatives; provided, that, (i) prior to furnishing or causing to be furnished, any nonpublic information related to Imara or the Purchased Assets to such Person, Imara shall, to the extent it has not already done so, enter into a confidentiality agreement with the Person or Persons making such Acquisition Proposal that (A) does not contain any provision that would prevent Imara from complying with its obligation to provide any disclosure to Cardurion required pursuant to this Section 6.4 and (ii) contains confidentiality provisions no less favorable in the aggregate to Imara than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (an “Acceptable Confidentiality Agreement”) and (ii) promptly (and in any event within [**]) following furnishing any such nonpublic information to such Person, Imara furnishes or makes available such nonpublic information to Cardurion (to the extent such nonpublic information has not been previously so furnished or made available to Cardurion or its representatives).

6.4.4 Notification to Cardurion. Imara shall promptly (and in no event later than [**] after receipt by Imara) notify Cardurion in writing in the event that Imara receives an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including an unredacted copy of any written materials). Imara shall keep Cardurion reasonably informed, on a prompt basis (and, in any event, within [**] after knowledge of the applicable developments by an officer or director of Imara), of any material amendments or material developments with respect to any such Acquisition Proposal (including any change to the economic terms thereof or other material changes thereto, and including by providing copies of any revised or new documents evidencing or delivered in connection therewith).

6.4.5 Obligations of Imara Board. Except as permitted by this Section 6.4, neither the Imara Board nor any committee thereof shall (i) (A) change or withdraw (or modify or qualify) or authorize or resolve to or publicly propose or announce its intention to change, withhold or withdraw (or modify or qualify), in each case in any manner adverse to Cardurion, the Recommendation, (B) approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, or resolve to or publicly propose or announce its intention to approve, endorse, adopt, declare advisable, authorize or recommend to the stockholders of Imara, any Acquisition Proposal, or (C) fail to recommend against any Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days of the commencement thereof pursuant to Rule 14d-2 of the Exchange Act (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit Imara to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with a counterparty making an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.4.3) (a “Competing Acquisition Agreement”) or resolve, agree or publicly propose to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, at any time after the date of this Agreement and prior to the time the Imara Stockholder Approval is obtained, the Imara Board may make an Adverse Recommendation Change pursuant to subsection (A) of the definition of Adverse Recommendation Change in response to an Intervening Event if (and only if), prior to taking such action, the Imara Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties under applicable Law; provided, that notwithstanding anything to the contrary set forth in this Section 6.4.5, prior to making such Adverse Recommendation Change, (1) Imara has given Cardurion at least [**] prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, including a description of the Intervening Event, (2) during such notice period, Imara agrees to negotiate in good faith with Cardurion, to the extent Cardurion wishes to negotiate, any revisions to the terms of the transactions contemplated hereby proposed by Cardurion in response to the underlying relevant facts and circumstances with respect to the Intervening Event, (3) upon the end of such notice period, the Imara Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that if accepted would be legally binding on, Cardurion, and shall have determined in good faith, after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties, and (4) in the event of any material change to the underlying relevant facts and circumstances with respect to the Intervening Event, Imara shall have delivered to Cardurion an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence (except that such new notice period shall be [**] (as opposed to [**])) during which time Imara shall be required to comply with the requirements of this Section 6.4.5 anew with respect to such additional notice, including clauses (1) through (2) above of this proviso; provided, further, that whether or not there is an Adverse Recommendation Change in response to an Intervening Event, unless this Agreement has been terminated in accordance with Article 8, the Imara Board shall submit this Agreement for approval by the Imara stockholders at the Imara Stockholders’ Meeting.

6.4.6 Adverse Recommendation Change. Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the time the Imara Stockholder Approval is obtained, if (and only if) prior to taking such action, the Imara Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that an Acquisition Proposal made after the date hereof that did not result from a material breach of this Section 6.4 constitutes a Superior Proposal and that a failure to take action could reasonably be expected to be inconsistent with the fiduciary duties of the Imara Board under applicable Law, the Imara Board may make an Adverse Recommendation Change; provided that, prior to so making an Adverse Recommendation Change, (i) Imara has given Cardurion at least [**] prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, and providing, to the extent not already provided to Cardurion, a copy of the Superior Proposal and a copy of any proposed Competing Acquisition Agreements, (ii) during such notice period, Imara agrees to negotiate in good faith with Cardurion, to the extent Cardurion wishes to negotiate, any revisions to the terms of the transactions contemplated hereby proposed by Cardurion, (iii) at the end of such notice period, the Imara Board shall have considered any revisions to the terms of this Agreement proposed in writing by, and that, if accepted would be, legally binding on Cardurion, and shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change could reasonably be expected to be inconsistent with the Imara Board’s fiduciary duties under applicable Law, and (iv) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, Imara shall, in each case, have delivered to Cardurion an additional notice consistent with that described in clause (i) above of this proviso and a new notice period under clause (i) of this proviso shall commence (except that such new notice period shall be [**] (as opposed to [**])) during which time Imara shall be required to comply with the requirements of this Section 6.4.6 anew with respect to such additional notice, including clauses (i) through (iii) above of this proviso; provided, further, that whether or not there is an Adverse Recommendation Change in response to a Superior Proposal, unless this Agreement has been terminated in accordance with Article 8, the Imara Board shall submit this Agreement for approval by the Imara stockholders at the Imara Stockholders’ Meeting.

6.4.7 Certain Obligations Under Applicable Law. Nothing contained in this Section 6.4 shall prohibit Imara or the Imara Board from (a) taking and disclosing to the stockholders of Imara a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including disclosing that Imara or the Imara Board has taken any action contemplated by the proviso in Section 6.4.5 or Section 6.4.6); (b) making a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) or (c) making any disclosure to the stockholders of Imara that is required by applicable Law; provided, however, that nothing in this Section 6.4.7 shall be deemed to modify or supplement the definition of (or requirements pursuant to this Section 6.4 with respect to) an Adverse Recommendation Change.

6.5 Bulk Transfer Laws. Prior to Closing, Imara shall comply with the requirements of all applicable bulk sale, bulk transfer or similar Laws in all jurisdictions.

6.6 Covenant of Cardurion Following the Closing. On and after the Closing Date, Cardurion shall use commercially reasonable efforts to promptly [**], which obligation shall be subject to Cardurion’s [**].

7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to the Obligations of Cardurion. The obligations of Cardurion to consummate the transactions described in this Agreement shall be subject to the fulfillment on or before the Closing Date of the following conditions precedent, each of which may only be waived by Cardurion in its sole discretion:

7.1.1 Representations, Warranties and Covenants. The Imara Fundamental Representations shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date. All other representations and warranties of Imara contained in this Agreement shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date, except where the failure to be true and correct has not had a Material Adverse Effect (other than such representations and warranties that are qualified by materiality, which shall be true and correct without regard to any Material Adverse Effect qualifiers), with the same force and effect as if made as of the Closing Date, other than any such representations and warranties that are expressly made as of another date, and the covenants and agreements of Imara contained in this Agreement to be complied with by Imara on or before the Closing Date shall have been complied with in all material respects, and Cardurion shall have received a certificate from Imara to such effect signed by a duly authorized officer thereof.

7.1.2 Stockholder Approval. The Imara Stockholder Approval shall have been obtained and shall not have been rescinded, cancelled or otherwise modified in any manner.

7.1.3 No Actions, Suits, Proceedings or Investigations. No Order of any Court or Governmental Authority or Action or Litigation shall have been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements. No Governmental Investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by this Agreement shall be known to either of the Parties; provided, however, that this condition will be deemed to be satisfied if the Parties have provided documents and/or information to a Governmental Authority in accordance with Section 6.1.2 and such Governmental Authority has not taken further action or indicated an intent to take further action (including, but not limited to, any communication with either Party requesting a delay of the transactions contemplated by this Agreement or seeking additional information) during the [**] period immediately following the most recent submission of documents and/or information.

7.1.4 No Material Adverse Effect. There shall not have occurred any event, condition or circumstance that, individually or in the aggregate, with or without the lapse of time, has had a Material Adverse Effect.

7.1.5 Closing Documents. Imara and Lundbeck shall have delivered to Cardurion each of the Ancillary Agreements to which it is a party.

7.2 Conditions Precedent to the Obligations of Imara.

7.2.1 Representations, Warranties and Covenants. The Cardurion Fundamental Representations shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date. All other representations and warranties of Cardurion contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing (other than such representations and warranties that are qualified by materiality, which shall be true and correct when made and as of the Closing), with the same force and effect as if made as of the Closing Date, other than such representations and warranties that are expressly made as of another date, and the covenants and agreements of Cardurion contained in this Agreement to be complied with by Cardurion on or before the Closing shall have been complied with, and Imara shall have received a certificate from Cardurion to such effect signed by a duly authorized officer thereof.

7.2.2 Stockholder Approval. The Imara Stockholder Approval shall have been obtained and shall not have been rescinded, cancelled or otherwise modified in any manner.

7.2.3 No Actions, Suits or Proceedings. No Order of any Court or Governmental Authority or any Action or Litigation shall have been issued restraining, prohibiting, restricting or delaying, the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements. No Governmental Investigation, whether formal or informal, pending or threatened, relating to the transactions contemplated by this Agreement shall be known to either of the Parties.

7.2.4 Closing Documents. Cardurion shall have delivered to Imara each of the Ancillary Agreements to which it is a party.

7.2.5 Advancement Criteria. Cardurion shall have delivered the Advancement Criteria to the Independent Counsel.

8. TERM; TERMINATION

8.1 Termination.

8.1.1 Right to Terminate Prior to the Closing. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby and by the Ancillary Agreements may be abandoned at any time prior to the Closing as follows: (a) by mutual written consent duly authorized by the Parties hereto; (b) by either Cardurion or Imara if the Closing shall not have occurred on or before [**] (the “Outside Date”); provided, that, the right to terminate this Agreement under this Section 8.1.1(b) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; (c) by either Cardurion or Imara if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, that, the Party seeking to terminate this Agreement under this Section 8.1.1(c) shall have used reasonable efforts to remove such Order before such termination; (d) by Cardurion, if (i) Cardurion is not in material breach of its obligations under this Agreement and at any time prior to the Closing any of the representations and warranties of Imara herein are or become untrue or inaccurate such that Section 7.1.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(d)(i)) or (ii) there has been a breach on the part of Imara of any of its covenants or agreements contained in this Agreement such that Section 7.1.1 will not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(d)(ii)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within [**] after written notice to Imara; (e) by Imara, if (i) Imara is not in material breach of its obligations under this Agreement and at any time prior to the Closing any of the representations and warranties of Cardurion herein become untrue or inaccurate such that Section 7.2.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(e)(i), or (ii) there has been a breach on the part of Cardurion of any of their covenants or agreements contained in this Agreement such that Section 7.2.1 would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1.1(e)(ii) and, in both case (i) and case (ii), such breach (if curable) has not been cured within [**] after written notice to Cardurion; (f) by either Imara or Cardurion, if the Imara Stockholders’ Meeting (as it may be adjourned or postponed) at which a vote on the approval of this Agreement and the transactions contemplated hereby was taken shall have concluded and the Imara Stockholder Approval shall not have been obtained; or (g) by Cardurion, at any time prior to the receipt of the Imara Stockholder Approval, in the event of an Adverse Recommendation Change.

8.1.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1.1, this Agreement will forthwith become void, and except as provided in this Section 8.1.2, there will be no liability on the part of Cardurion, Imara, or any of their respective Affiliates, officers, directors, employees or representatives to the other and all rights and obligations of each Party hereto will cease; provided, that, nothing in this 8.1.2 will relieve any Party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement which occurred prior to termination of this Agreement in accordance with its terms.

8.1.3 Termination Fee. If (i) this Agreement is terminated by Cardurion pursuant to Section 8.1.1(g), or (ii) (A) after the Execution Date, an Acquisition Proposal shall have been publicly announced or made known and not withdrawn, (B) thereafter this Agreement is terminated by Cardurion or Imara pursuant to Section 8.1.1(f) and (C) at any time on or prior to the one-year anniversary of such termination, Imara completes or enters into a definitive agreement providing for, or consummates, a transaction that constitutes an Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)” and disregarding the proviso in the definition of Acquisition Proposal), whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly announced or made known and not withdrawn, then Imara shall pay to Cardurion One Million Five Hundred Thousand Dollars ($1,500,000) (the “Termination Fee”), in cash by wire transfer of immediately available funds to the account designated in writing by Cardurion, (1) in the case of clause (i), within [**] following such termination, and (2) in the case of clause (ii), upon the earlier to occur of the consummation of such transaction or Imara’s entry into a definitive agreement with respect to such transaction.

Notwithstanding anything to the contrary in this Agreement, if the full Termination Fee shall become due and payable in accordance with this Section 8.1.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.1.3, other than with respect to claims for fraud, neither Imara nor any of its Affiliates or representatives shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in this Section 8.1.3. In no event shall Imara be required to pay the Termination Fee on more than one occasion.

8.2 Term; Survival. This Agreement shall be effective as of the Execution Date and shall continue in effect until the expiration of the Term. The rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement (including Article 5 and Article 9, solely for the respective periods provided therein): Article 1 (to the extent the definitions are used in other surviving provisions), and Article 10 and Sections 2.3, 2.4, 2.5, 3.1.2(a)(i), (ii) and (iii), 3.1.2(b), 3.3, 3.4, 8.1.2 and 8.1.3 and this Section 8.2.

9. SURVIVAL; INDEMNIFICATION; INSURANCE; LIMITATIONS

9.1 Survival of Representations, Warranties and Covenants.

9.1.1 General Representations, Warranties and Covenants. Except as otherwise provided in this Section 9.1, the representations and warranties in this Agreement and the Ancillary Agreements shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is eighteen (18) months following the Closing Date, at which time they shall expire. Each of the covenants and agreements contained herein shall survive the Closing and continue in full force and effect until performed in accordance with their terms.

9.1.2 Intellectual Property and Regulatory Representations and Warranties. The representations and warranties contained in Section 4.2.6 (Intellectual Property Rights) and Section 4.2.8 (Regulatory Matters) shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date that is twenty-four (24) months following the Closing Date, at which time they shall expire.

9.1.3 Fundamental Representations and Warranties; Fraud; Excluded Liabilities; Requested Information. Any claims with respect to the representations and warranties of Imara contained in Section 4.1.1 (Organization); Section 4.1.2 (Authorization); Section 4.1.3 (Binding Agreement); Section 4.1.4 (No Inconsistent Obligation); Section 4.2.2 (Title to Assets); and Section 4.2.3 (No Debarment) (the “Imara Fundamental Representations”), any claims based on fraud and any claims based on any Excluded Liabilities shall, in each case, survive until sixty (60) days after the expiration of the relevant statute of limitations applicable to such claims. Any claims with respect to the representations and warranties of Cardurion contained in Section 4.1.1 (Organization); Section 4.1.2 (Authorization); Section 4.1.3 (Binding Agreement); Section 4.1.4 (No Inconsistent Obligation) and 4.3.4 (Financial Ability to Perform) (the “Cardurion Fundamental Representations”) shall survive until sixty (60) days after the expiration of the relevant statute of limitations applicable to such claims. Any indemnification claims by Cardurion with respect to any Requested Information pursuant to Section 9.4(c) and any indemnification claims by Imara with respect to any Requested Information pursuant to Section 9.5(d), shall, in each case, survive indefinitely.

9.1.4 General. Except as set forth herein, all other indemnifiable claims under this Section 9 shall survive until sixty (60) days after the expiration of the relevant statute of limitations applicable to such claims.

9.1.5 Assertion of Claims. No claim shall be brought under Section 9.4 or Section 9.5 by the Imara Indemnified Parties or the Cardurion Indemnified Parties (collectively, the “Indemnified Parties”), as the case may be, unless the applicable Indemnified Parties, or any of them, at any time prior to the applicable survival date, provides Imara or Cardurion, as the Party responsible to provide such indemnification (collectively, the “Indemnifying Party”) with (a) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (b) written notice pursuant to Section 9.4 or Section 9.5 of any Third Party Claim (as defined below), the existence of which might give rise to such a claim; provided, that, the failure so to provide such notice to the Indemnifying Parties will not relieve the Indemnifying Party from any liability which they may have to the Indemnified Parties under this Agreement or otherwise, except to the extent that the Indemnifying Party reasonably demonstrates that such failure results in the loss or compromise of any rights or defenses of the Indemnifying Parties and that the Indemnifying Parties were not otherwise aware of such action or claim. Any claim for indemnification under this Section 9.1.5 that is asserted in writing as provided in this Section 9.1.5 prior to the expiration date, if any, applicable to the representation, warranty or covenant set forth in this Section 9.1 with respect to which such claim for indemnification is made shall survive until finally resolved and satisfied in full.

9.2 No Third Party Beneficiary. No Third Party other than the Indemnified Parties shall be a Third Party or other beneficiary of any representations, warranties, covenants and agreements in this Agreement and no such Third Party shall have any rights of contribution with respect to such representations, warranties, covenants or agreements or any matter subject to or resulting in indemnification under this Article 9.

9.3 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement and in the Ancillary Agreements shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made.

9.4 Indemnification by Imara. Imara agrees to defend Cardurion and its directors, officers, stockholders, employees and agents (the “Cardurion Indemnified Parties”), at Imara’s cost and expense, and will indemnify and hold the Cardurion Indemnified Parties harmless from and against any Losses resulting from, arising out of or otherwise relating to:

(a) any breach of any representation or warranty of Imara contained in this Agreement or in any Ancillary Agreement delivered by Imara pursuant to this Agreement;

(b) any breach of, or failure by Imara to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or any Ancillary Agreement delivered by Imara pursuant to this Agreement;

(c) the use by Imara of any Requested Information, subject to Section 9.5(d); or

(d) any Excluded Liability, including the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Imara or its Affiliates prior to the Closing Date; provided, that, Imara shall not be obligated to indemnify Cardurion’ Indemnified Parties for any Losses pursuant to this Section 9.4 for which Cardurion is obligated to indemnify Imara’s Indemnified Parties pursuant to Section 9.5.

In the event of any Losses resulting from the assertion of liability by a Third Party against the Cardurion Indemnified Parties by a Third Party (a “Third Party Claim”), (A) Cardurion shall promptly notify Imara in writing of the Third Party Claim (provided, that, any failure or delay to so notify Imara shall not excuse any obligations of Imara except to the extent Imara is actually prejudiced thereby) and Imara shall have the right to solely manage and control, at is sole expense, the defense of the Third Party Claim and its settlement; provided, that, Imara shall not settle any such Third Party Claim without the prior written consent of Cardurion if such settlement does not include a complete release of Cardurion Indemnified Parties from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Cardurion Indemnified Party), would bind or impair a Cardurion Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Cardurion is invalid or unenforceable and (B) the Cardurion Indemnified Parties shall cooperate with Imara and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing. With respect to any Third Party Claim subject to indemnification under this Section 9.4: (1) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such Third Party Claim and (2) the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and information protected by the attorney-client and work-product privileges in any such action or proceeding. Any Third Party Claim that is asserted in writing as provided in this Section 9.4 prior to the expiration date, if any, applicable to the representation, warranty or covenant set forth in Section 9.1 with respect to which such Third Party Claim is made shall survive until finally resolved and satisfied in full.

9.5 Indemnification by Cardurion. Cardurion agrees to defend Imara, its Affiliates and its (and its Affiliates’) directors, officers, stockholders, employees and agents (the “Imara Indemnified Parties”), at Cardurion’s cost and expense, and will indemnify and hold the Imara Indemnified Parties harmless from and against any Losses resulting from, arising out of or otherwise relating to:

(a) any breach of any representation or warranty of Cardurion contained in the Agreement or in any Ancillary Agreement delivered by Cardurion pursuant to this Agreement;

(b) any breach of, or any failure by Cardurion to perform or observe, any covenant, agreement or condition to be performed by Cardurion under this Agreement or under any Ancillary Agreement delivered by Cardurion pursuant to this Agreement;

(c) any Assumed Liability;

(d) any untrue statement of a material fact in the Requested Information or any omission of any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in the Requested Information not misleading, in each case, to the extent that the Requested Information is used by Imara as contemplated hereunder; or

(e) the Exploitation of any Licensed Compound or Licensed Product by or on behalf of Cardurion or its Affiliates on or after the Closing Date; provided, that, Cardurion shall not be obligated to indemnify Imara’s Indemnified Parties for any Losses pursuant to this Section 9.5 for which Imara is obligated to indemnify Cardurion’ Indemnified Parties pursuant to Section 9.4.

In the event of any Third Party Claim against the Imara Indemnified Parties, (A) Imara shall promptly notify Cardurion in writing of the Third Party Claim (provided, that, any failure or delay to so notify Cardurion shall not excuse any obligations of Cardurion except to the extent Cardurion is actually prejudiced thereby) and Cardurion shall have the right to solely manage and control, at is sole expense, the defense of the Third Party Claim and its settlement; provided, that, Cardurion shall not settle any such Third Party Claim without the prior written consent of Imara if such settlement does not include a complete release of Imara Indemnified Parties from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Imara Indemnified Party), would bind or impair an Imara Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Imara is invalid or unenforceable and (B) the Imara Indemnified Parties shall cooperate with Cardurion and may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing. With respect to any Third Party Claim subject to indemnification under this Section 9.5: (1) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any such Third Party Claim and (2) the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and information protected by the attorney-client and work-product privileges in any such action or proceeding. Any Third Party Claim that is asserted in writing as provided for in this Section 9.5 prior to the expiration date, if any, applicable to the representation, warranty or covenant set forth in Section 9.1 with respect to which such Third Party Claim is made shall survive until finally resolved and satisfied in full.

9.6 Limitation on Indemnification.

9.6.1 Notwithstanding anything to the contrary in Section 9.4 or Section 9.5, (a) no Indemnifying Person shall have any liability to the corresponding Indemnified Person under Section 9.4 or Section 9.5 until the aggregate Losses of such Indemnified Person exceed [**] Dollars ($[**]), after which the Indemnified Parties shall be entitled to all such Losses in excess of such amount; provided, that, for the purposes of determining the existence of, and calculating the amount of any Losses arising out of or resulting from, any breach of any representation or warranty contained herein, all representations and warranties contained herein shall be read without regard to any materiality or Material Adverse Event qualifiers contain therein.

9.6.2 Each Party’s recourse against the other Party with respect to any right to indemnification under Section 9.4(a) (other than with respect to claims based on the Imara Fundamental Representations) or Section 9.5(a) (other than with respect to claims based on the Cardurion Fundamental Representations) shall be limited in amount to (a) [**]% of the Upfront Payment and (b) [**]% of the aggregate amount of Milestone Payments actually earned and paid or determined to be payable under this Agreement.

9.6.3 Each Party’s recourse against the other Party with respect to any right to indemnification under Section 9.4 or Section 9.5 (subject in each case to Section 9.6.2 and Section 9.6.5), shall not exceed (A) the Upfront Payment plus (B) the aggregate amount of Milestone Payments actually earned and determined to be payable under this Agreement (plus any amounts to which the indemnified party may be entitled pursuant to Section 3.4 or Section 9.6.4, as applicable).

9.6.4 Subject to the limitations in Sections 9.6.2 through 9.6.3, in the event of an indemnification claim by Cardurion under Section 9.4, Cardurion shall first withhold and set off the amount of any such Losses of any Cardurion Indemnified Parties under Section 9.4 against any Milestone Payments that are then due and payable to Imara under this Agreement and if no Milestone Payments are then due and payable to Imara under this Agreement, Cardurion shall have the right to recover such Losses from Imara. Any indemnification payments to which a party may be entitled hereunder shall bear interest at a per-annum rate of [**] percentage points over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable under applicable Law, whichever is lower, compounded quarterly, until such payment has been made (or offset against payments to be made hereunder) in full.

9.6.5 Notwithstanding the foregoing, an Indemnified Party shall have the right (a) to make a claim for indemnification under Section 9.4 or Section 9.5 without regard to any limitations in this Section 9.6 based upon fraud or, with respect to any Cardurion Indemnified Parties, any Excluded Liabilities, or (b) to enforce any Order of a Court of competent jurisdiction without regard to any limitations in this Section 9.6 which finds or determines that the Indemnifying Parties, or any of them, committed fraud.

9.7 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, RELIANCE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 9.7 SHALL NOT APPLY WITH RESPECT TO FRAUD BY A PARTY.

10. MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement, all Schedules and Exhibits attached to this Agreement, and the Ancillary Agreements constitute the entire agreement between the Parties as to the subject matter hereof. Except as set forth in this Section 10.1, (a) all prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement and the Ancillary Agreements and (b) none of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by both Parties. Notwithstanding the foregoing, except with respect to any rights and obligations of the Parties with respect to the Assigned Know-How or the Assigned Patent Rights which shall be governed solely by this Agreement, all rights and obligations of the Parties that arose under any previously executed confidentiality agreements (the “Existing Confidentiality Agreements”) between the Parties which the Parties have entered into that are in force as of the Closing Date shall continue in full force and effect; provided, that, to the extent any Confidential Information (as defined in the Existing Confidentiality Agreements) provided by Imara to Cardurion under such Existing Confidentiality Agreements constitutes Confidential Information (as defined in this Agreement) or is otherwise included as a part of the Purchased Assets, the confidentiality restrictions set forth in the Existing Confidentiality Agreements shall terminate upon the Closing Date and thereafter Article 5 of this Agreement shall apply to any such Confidential Information. Nothing in this Agreement shall preclude Imara from pursuing any Permitted Dissolution Action or obligate Imara to maintain its corporate existence for any period of time.

10.2 Section 365(n) of the Bankruptcy Code. All licenses and rights to licenses granted under or pursuant to this Agreement by Imara to Cardurion are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), and any such equivalent law in the United States or any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Cardurion, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and any such equivalent law, and that upon commencement of a bankruptcy proceeding by or against Imara under the Code, Cardurion shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Cardurion (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Imara unless Imara (or the bankruptcy trustee) elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of Imara upon written request therefor. The foregoing is without prejudice to any rights Cardurion may have arising under the Code or other applicable Law.

10.3 Governing Law; Jurisdiction Over Disputes Prior to the Closing Date. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof that would require the application of any other law. Except as set forth in Section 10.4, in any action between the Parties arising out of or relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby prior to the Closing Date: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in Delaware. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement and any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement and any Ancillary Agreement or any of the transactions related hereto and thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.4 Arbitration.

10.4.1 In General. Any disputes, controversies or other claims arising on and after the Closing Date out of this Agreement or any Ancillary Agreement, or their interpretation, validity, performance, enforceability, breach, or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in Boston, Massachusetts in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

10.4.2 Number of Arbitrators. The arbitration shall be settled by three (3) arbitrators, one of whom shall be selected by each Party within [**] after the Dispute is first referred to arbitration and the third of whom shall be selected by the two (2) arbitrators so selected, within [**] after both Parties have selected an arbitrator; provided, that, all arbitrators must be experienced in arbitrating disputes within the pharmaceutical industry.

10.4.3 Powers of the Arbitrator. The arbitrators shall be authorized to award to the prevailing Party, if a prevailing Party is determined by the arbitrators, such Party’s costs and expenses, including attorneys’ fees. The arbitrators may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute or as permitted by the Agreement. The arbitrators shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrators may render an award on such issue. In addition to the authority conferred on the arbitrators by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrators shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

10.4.4 Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

10.4.5 No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

10.5 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below (including a copy as designated below) or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) Business Day following the date of mailing. Notices sent by overnight courier shall be deemed received the following Business Day.

If to Cardurion:

Cardurion Pharmaceuticals, Inc.

78 Blanchard Road

Suite 200

Burlington , MA 01803

Attention: Peter Lawrence

With a copy to:

Mintz Levin

One Financial Center

Boston, MA 02111

Attention: John Cheney

If to Imara:

Imara Inc.

C/O Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Rahul D. Ballal, Ph.D.

     Stephen Migausky

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:         Cynthia Mazareas, Esq.

        Joseph B. Conahan, Esq.

10.6 Compliance with Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.7 Assignment; Successors and Assigns. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Neither this Agreement nor any right, interest or obligation of a Party hereunder may be assigned by either Party without the written consent of the other Party, except that each Party may assign this Agreement and the rights, obligations and interests of such Party under this Agreement without written consent (a) in whole or in part, to any of its Affiliates, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or to the purchaser of shares representing a majority of its common stock voting rights or to the surviving corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, that, (i) the assigning Party will provide the other Party with prompt written notice of assignment, (ii) the permitted assignee will assume all obligations of its assignor under this Agreement and the Ancillary Agreements (or as related to the assigned part where a partial assignment to an Affiliate), (y) unless expressly so agreed in writing by the Parties, no permitted assignment will relieve the assignor of liability under this Agreement or the Ancillary Agreements, and (z) any attempted assignment in contravention of this Section 10.7 shall be void.

10.8 Waivers. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

10.9 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the indemnification provisions of Article 9 (with respect to the Persons to which such provisions of Article 9 apply who shall be Third Party beneficiaries in accordance with Article 9).

10.11 Schedules and Exhibits. All Schedules and Exhibits are incorporated herein by this reference.

10.12 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

10.13 Further Assurances. From time to time after the Closing Date, and for no further consideration, each of Imara and Cardurion shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Immediately to Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

IMARA INC.

By:	/s/ Rahul Ballal
Name:	Rahul Ballal
Title:	CEO

CARDURION PHARMACEUTICALS, INC.

By:	/s/ Peter S. Lawrence
Name:	Peter S. Lawrence
Title:	CEO

[Signature Page to Asset Purchase Agreement]

List of Exhibits and Schedules

Exhibit A – License Agreement Amendment

Exhibit B – Form of Patent Assignment Agreement

Exhibit C – Form of Assignment and Assumption Agreement

Exhibit D – Regulatory Transition Plan

Schedule A – Purchased Assets

Schedule B – Licensed Assets

Schedule C - Individuals for Purposes of Knowledge

Imara Disclosure Schedule

(i)